TCW/DW TERM TRUST 2003

Item 77E            Legal Proceedings


      Four  purported class action lawsuits have been filed
in  the  Superior Court for the State of California, County
of  Orange, against some of the Trustees and officers,  one
of   the  underwriters,  the  lead  representative  of  the
underwriters, the Adviser, the Manager and other defendants
-  but  not against the Trust - by certain shareholders  of
the Trust and other trusts for which the defendants act  in
similar  capacities.   These  plaintiffs  generally  allege
violations  of state statutory and common law in connection
with the marketing of the Trust to customers of one of  the
underwriters.   Damages, including  punitive  damages,  are
sought  in an unspecified amount.  On or about October  20,
1995,   the   plaintiffs   filed   an   amended   complaint
consolidating   these   four   actions.    The   defendants
thereafter  filed answers and affirmative defenses  to  the
consolidated  amended complaint.  The  defendants'  answers
deny  all  of  the material allegations of the  plaintiffs'
complaint.   In 1996, the plaintiffs voluntarily dismissed,
without  prejudice, their claims against the two defendants
who were independent Trustees of the Trust.  In March 1997,
all  of  the  remaining defendants in the litigation  filed
motions for judgment on the pleadings, seeking dismissal of
all  of  the claims asserted against them.  The defendants'
motions  were  fully briefed by all parties  and  were  the
subject  of a hearing before the Court on April  18,  1997.
In  July 1997, the Court denied the motion for judgment  on
the  pleadings.  In August 1997, plaintiffs filed a  motion
for  class  certification.  In their motion, the plaintiffs
requested  certification of a "nationwide"  class  of  Term
Trust  purchasers.  On June 1, 1998, the Court  granted  in
part  and  denied in part the plaintiffs' motion for  class
certification.  The Court ruled that plaintiffs' motion was
"granted  as  to [a California] statewide class,"  but  was
"denied  as to a nationwide class."  On October  13,  1998,
three  separate  class actions alleging similar  claims  on
behalf  of  the  residents of the states  of  Florida,  New
Jersey and New York were filed in the state courts of those
states.     The  defendants removed the Florida  action  to
federal  court  and the plaintiffs' motion  to  remand  the
action  to state court was denied. Motions to dismiss  were
filed by the defendants in the Florida action on August 30,
1999, in the New Jersey action on July 26, 1999 and in  the
New  York  action  on September 10, 1999.  The  New  Jersey
motion  was denied by the court on September 27,  1999  and
the  defendants have filed a motion to vacate. The  motions
to  dismiss in Florida and New York are pending. Certain of
the defendants in these suits have asserted their right  to
indemnification  from the Trusts. The ultimate  outcome  of
these  matters  is  not  presently  determinable,  and   no
provision has been made in the Trust's financial statements for the effect, if any, of such matters.





Paraleg/NSAR/77e.2002